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                                  EXHIBIT 5.1



                               November 26, 1996

SpeedFam International, Inc.
7406 West Detroit
Chandler, Arizona 85226


     Re:                 SpeedFam International, Inc.
                         Form S-8 Registration Statement
                -------------------------------------------------
Gentlemen:

          We have acted as counsel for SpeedFam International, Inc. (the "Company") in connection with the registration statement on Form S-8 (the "Registration Statement") of the Company which is being filed with the Securities and Exchange Commission on November 27, 1996 covering up to 330,000 shares of the Company's Common Stock, without par value (the "Shares"), issuable to eligible employees of the Company who are participants in the SpeedFam Employees' Savings and Profit Sharing Plan and Trust (the "Plan").

          As such counsel, we have examined such corporate records and other documents and matters of law as we have deemed necessary in order to enable us to express the opinion hereinafter set forth.

          Based upon the foregoing, we are of the opinion that the Shares, when issued and sold pursuant to, and for the consideration expressed in the Plan, will constitute legally issued, fully paid and nonassessable shares of Common Stock, without par value, of the Company.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            Chapman and Cutler



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